Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Election of Trustees. The following table provides the number of votes cast for or withheld, as well as the number of abstentions and broker non-votes as to the following proposals:(1) Election of Trustees, (2) Revise, Remove and Convert
Fundamental Investment Policies and (3) Approve	a New Sub-Advisory Agreement.

1. Election of Trustees+

	Nominees	      Votes For   Authority Withheld  Abstentions
	Paul R Ades	      10,033,540.149 	 303,563.317 	0.000
	Andrew L. Breech      10,043,872.535 	 293,230.931 	0.000
	Dwight B. Crane	      10,036,415.906 	 300,687.560 	0.000
	Robert M. Frayn, Jr.  10,028,561.085 	 308,542.381 	0.000
	Frank G. Hubbard      10,034,155.478 	 302,947.988 	0.000
	Howard J. Johnson     10,033,159.894 	 303,943.572 	0.000
	David E. Maryatt      10,035,814.522 	 301,288.944 	0.000
	Jerome H. Miller      10,042,654.137 	 294,449.329 	0.000
	Ken Miller            10,034,267.367 	 302,836.099 	0.000
	John J. Murphy        10,036,321.414 	 300,782.052 	0.000
	Thomas F. Schlafly    10,033,806.209 	 303,297.257 	0.000
	Jerry A. Viscione     10,036,896.878 	 300,206.588 	0.000
	R. Jay Gerken, CFA    10,027,199.509 	 309,903.957 	0.000

  +Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series.

2.  Revise, Remove and Convert Fundamental Investment Policies


Items Voted On	           Votes For  Votes Against  Abstentions Broker Non-Votes
Revise:
  Borrowing Money           1,710,725.80  54,627.843  35,119.801  93,352.000
  Underwriting	            1,717,314.674 46,631.696  36,527.080  93,352.000
  Lending	            1,713,659.203 49,566.271  37,247.976  93,352.000
  Issuing Senior Securities 1,715,868.743 49,055.690  35,549.017  93,352.000
  Real Estate	            1,719,983.418 44,999.015  35,491.017  93,352.000
  Commodities	            1,713,411.915 51,859.076  35,202.459  93,352.000
  Remove:
  Purchase of Illiquid Securities 1,708,582.905  55,134.032  36,756.513
	                                                          93,352.000
  Convert:
  Fundamental to Non-Fundamental  1,705,660.145	60,772.888  34,040.417
	                                                          93,352.000



3.  Approve a New Sub-Advisory Agreement

	 Votes For	 Votes Against	 Abstentions	Broker Non-Votes
	1,719,619.666	42,779.349	38,074.435	93,352.000